Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
     January 29, 2008; Augusta, Georgia — GEORGIA-CAROLINA BANCSHARES, INC. (GECR.OB), parent company of FIRST BANK OF GEORGIA announced today the Company’s financial results for the quarter and year ended December 31, 2007.
     Net income after reserves and taxes for the quarter ended December 31, 2007 was at $339,000 as compared to $946,000 for the same period ended December 31, 2006. Consolidated net income for the twelve months ended December 31, 2007 was $2,901,000, slightly above net income for the same period ended December 31, 2006 which was reported at $2,897,000.
     Book value as of December 31, 2007 was reported at $10.58 per share which is $1.07 or 11.25% above book value of $9.51 per share as of December 31, 2006.
     Diluted per share income for 2007 was $.83 as compared to diluted per share income of $.83 for 2006.
     “The Company’s financial performance was exceedingly good during the first three quarters of 2007,” stated Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc.
     “Consolidated net income for the fourth quarter of 2007 was impacted by a reduction in net interest income and additions to the provision for loan losses which management determined necessary based upon the softening of the residential construction, acquisition and development industries.”
     “We feel that the Augusta real estate market is more viable and has a greater level of stability than other regions of the country,” Blanchard continued.
     Blanchard further reported that total consolidated assets of the Company grew by $30 million during 2007 to approximately $447,869,000.
     Net interest income for the twelve months ended December 31, 2007 was $13,313,000 as compared to net interest income for the twelve months ended December 31, 2006 of $13,366,000.

     According to Remer Y. Brinson III, President & CEO of First Bank of Georgia, “during 2007, the bank’s loan portfolio net of allowance for loan losses grew by $40,645,000 or 14.7% excluding mortgage loans held for resale. Total deposits grew by $38,624,000 or 11.3% during this same period.”
     “During 2007, the bank’s management also introduced a new ATM Anywhere Free Checking Account which refunds all ATM charges imposed by other financial institutions in the continental United States,” Brinson continued. “We are naturally pleased with our healthy growth in both loans and deposits during 2007.”
     Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR. The closing price of the stock on the Over-The-Counter Bulletin Board was $11.00 as of January 28, 2008.
     Georgia-Carolina Bancshares, Inc. is a bank holding company with approximately $447 million in assets as of December 31, 2007. The Company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, McDuffie County, Georgia.
     Morgan Keegan & Company, Inc. serves as the principal market maker of the Company’s common stock.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.